Exhibit 99.1

Wait a minute, these are not Genius Brands characters. These are the characters of Marvel!!! All household names now. Spiderman, Iron Man, the Incredible Hulk, X Men, Captain America, and Thor. Exactly correct.

1

In 2001, Marvel stock (MVL) opened the year at $1.43/share, and closed at $3.80/share with a $96 million dollar market cap. In 2009, Marvel was bought by the Walt Disney Company for $4.24 billion dollars. Disney paid $30 dollars/share cash plus .745 Disney shares for each Marvel share. While I am not suggesting we are going to sell Genius Brands for $4 billion dollars, I believe that Genius Brands is on a tear creating some of the most exciting characters coming forth in the kids business, anywhere today, and from any studio. The energy inside our company is palpable, as we are working to bring our broad slate of characters to the global program and merchandise marketplaces.

Today we released our Annual Report on form 10K for our 2015 fiscal year, and I would like to share with you some of those exciting highlights. And while the news is exciting, even more exciting is the direction, and the growth our business is experiencing.

I’m going to speak to 5 markers:

1.    CASH AND CASH EQUIVALENTS: UP.

Not only is cash up, 21% year over year, but it has continued to go up since the year end closing. Today, we are sitting on nearly $6 million in cash. More cash than the company has had at any time in its history, and our cash position should continue to grow through 2016. (Today, we have close to an additional $6 million dollars in Minimum guarantees and license fees of fully negotiated contracts for production and merchandise licensing which we plan to announce in the coming 30 days)

2.    LICENSING AND ROYALTIES: UP.

Not only are they up year over year 58%, but they are growing as we move into 2016 with a compounding slate of properties.

3.    TELEVISION AND HOME ENTERTAINMENT REVENUE: UP.

Television and home entertainment revenue is up 241% to $400,676 in 2015 from $117,670 in 2014. During the first quarter of 2016, we have since delivered the entire series of Thomas Edison’s Secret Lab, and that will trigger a new wave of sales and income recognition.

4.    NET OTHER INCOME: UP

Net other income increased from a loss of ($252,136) in 2014 primarily as a result of an inventory writedown, to a gain of $53,222 in 2015, in which there were no writedowns. This is indicative of our shift to a more efficient and profitable business model.

2

5.    GROSS PROFITS: UP.

Grossprofit is up $409,328 or 96% to $835,116 in 2015 as compared to $425,788 in 2014.

Last quarter, I stated that we expect to be cash flow positive in 2016. That has occurred, and we see no reason why it will not continue throughout the year. Our balance sheet is stronger than ever, and our film catalogue continues to grow, adding critical incremental mass and value. We have zero debt, zero litigation. MOST IMPORTANTLY, the trends and percentages presented, are indicative of the “hockey-stick” like growth we can see in this industry where revenues and profits can grow exponentially in success, as I cited above.

This takes me back to the example of Marvel which experienced such amazing growth and value creation. But that value didn’t happen in 2009, when it was sold to Disney for $4.24 billion dollars. It happened every single year from 2001 onward when the stock was trading at $1.43/.share. Let me adjust the old real estate adage, ‘Location. Location. Location’ to CHARACTERS. CHARACTERS. CHARACTERS.

3

Today, we are creating some of the most exciting characters in kids IP, anywhere.

•	LLAMA LLAMA
•	BABY GENIUS
•	THOMAS EDISON’S SECRET LAB
•	SPACEPOP
•	SECRET MILLIONAIRES CLUB
•	TWO, soon to be announced, new series.

1. One from STAN LEE, the iconic and legendary creator of Marvel’s biggest characters that drove all that value.

2. The other from Rob Minkoff, the highly acclaimed director of Disney’s Lion King.

4

This is like having both Babe Ruth and Lou Gehrig joining our team!

Now, let’s talk about some of the other indicia of value creation.

PARTNERS. We have expanded our infrastructure with some of the most important names in media. These are all material relationships as part of launching our businesses.

1.    COMCAST

2.    SONY

3.    NETFLIX

4.    PUBLIC TELEVISION

5.    YouTube

6.    NCircle

We now have dozens of licensees across all major product categories and are growing them every week.

Our recently announced ten year distribution deal with Sony Pictures Home Entertainment is one of several which we believe will be transformational in the distribution and delivery of our products to the marketplace. Equally so will become our continuing and important relationship with Comcast on the Kid Genius Channel.

5

Let’s take a moment to talk about the KID GENIUS CHANNEL on Comcast. Though the "Kid Genius Channel" is just one aspect of Genius Brands' business, it is an important one. Children's programming channels have proven over and over again to be valuable commodities.

Not just Disney Channel, Cartoon Network, and Nickelodeon, of course, which are worth many billions, but less known services have repeatedly shown their value. The Fox Family Channel was sold to Disney in 2001 for $5.2 billion from FOX/Saban, who had bought it from Pat Robertson 4 years earlier for $1.9 billion. Hasbro Toys recently sold only 10% of its interest in the short lived HUB network to Discovery for $64 million. In today’s varied media landscape, channels reside everywhere including VOD cable platforms, such as the Kid Genius Channel, OTT platforms, on APPS, and elsewhere.

6

I have known and worked with most of the executives at all of the above channels. I worked closely with Ted Turner during the formation of Cartoon Network at Turner, and was inside the Walt Disney Company Disney during the creation of the Disney Toon Channel, which used the DIC Entertainment (my former company) catalogue as the backbone of its launch.  The dean of kid networks presidents, Margaret Loesch is on our Genius board of directors. Having said the above, our recent hire of Deb Pierson, will, in my view, prove to be an important and catalyzing event. With virtually no resources, nor superior content, she grew Kabillion into a very valuable kids program service, now in 60% of U.S. TV households. This is particularly meaningful for Genius Brands, because we are also a content provider, thus having a widely distributed channel which, can create wealth not only in terms of its enterprise value, and spinoff OTT applications, but no less importantly, as a tool to drive exposure for our brands, and thus promote the licensed merchandise. We believe that with the cards and relationships now in our hand, Deb can create enormous value for Genius Brands, through the Kid Genius Channel.  We will be sharing more with you on this in the coming days…

******

The sum of all the above is that in 2016 we have all of our animated characters and a powerful distribution system, turned on and beginning to pump oil. As I said, we are now cash flow positive, and we expect this trend to grow. We have beefed up our IR activity to more effectively communicate our story.

7

Some years ago, I sold my last company to the Walt Disney Company (CAP Cities/ABC).  I’m familiar with the value of compounding animated characters, and I’m familiar with the value of distribution systems for those characters. By this time next year, though we will not be selling the company for $4.24 billion dollars as Marvel, I suspect we will hardly recognize Genius Brands, by the amount of its growth. That growth has already begun, and I’m proud to share with you the early results of it released today.

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

8